Calumet Specialty Products Partners, L.P. Reports Second Quarter 2013 Results

INDIANAPOLIS—(PR NEWSWIRE) — August 7, 2013— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet” or the “Partnership”) a leading independent producer of specialty hydrocarbon and fuel products, today reported net income for the quarter ended June 30, 2013 of $7.8 million, or $0.05 per diluted unit, compared to net income of $65.7 million, or $1.14 per diluted unit for the same quarter in 2012. Second quarter 2013 results include $4.0 million in non-cash unrealized derivative losses, compared to $15.3 million of non-cash unrealized derivative losses in the second quarter 2012. Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) was $70.0 million for the quarter ended June 30, 2013, as compared to $122.3 million in the second quarter of 2012.

During the second quarter 2013, the Partnership's performance was adversely impacted by several factors, including a planned 45-day turnaround at its Superior, Wisconsin refinery; a decline in fuel products margins, compared to the prior year period; a narrowing in the discount between NYMEX West Texas Intermediate (“WTI”) crude oil and other feedstocks such as Western Canadian Select (“WCS”), Bakken light crude oil and Bow River heavy crude oil; lower prices on select specialty products; and increased costs to purchase Renewable Identification Numbers (“RINs”) required for compliance with the U.S. Renewable Fuels Standard.

During the second quarter 2013, the Partnership's total RINs expense was $15.0 million, compared to $0.2 million in the prior year period, due primarily to a significant escalation in RINs prices.  For the remainder of 2013, the Partnership anticipates that its purchased RIN expense required to comply with the U.S. Renewable Fuels Standard (“RFS”) will range from $20 to $25 million per quarter, based on market prices as of June 30, 2013.  For the full year 2013, the Partnership anticipates that its purchased RIN expense required to comply with the RFS will be in the range of $65 to $75 million.  These estimates are subject to fluctuations in the market price of RINs, in addition to our anticipated fuels production volumes during the second half of 2013.

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the second quarter 2013 was $(2.5) million, compared to $94.9 million in the prior-year period. DCF was negatively impacted quarter over quarter by an increase of $26.9 million in turnaround costs primarily related to a planned turnaround at the Superior refinery, higher replacement capital expenditures of $12.4 million and lower gross profit of $27.8 million, including the impact of higher RINs expense.

Management Commentary

“Planned maintenance at our Superior refinery had an adverse impact on the performance of our fuel products segment during the second quarter,” stated Bill Grube, Vice Chairman and Chief Executive Officer of Calumet Specialty Products Partners. “However, the refinery came back into service during May and is operating at planned rates in the third quarter,” continued Grube.

“In recent months, we have made considerable progress with our recently announced package of organic growth projects,” continued Grube. “The Montana refinery expansion is set for completion during the third quarter of 2015, while the construction of our greenfield refinery in North Dakota, a joint-venture with MDU Resources, is scheduled to come on-stream before year end 2014. We believe that these projects, in tandem with a series of smaller investments that we intend to finalize during the next 24 months, have the potential to contribute significant Adjusted EBITDA to the Partnership upon completion.”

“As part of our overall risk mitigation strategy, the Partnership continues to hedge portions of its anticipated fuels production as a means of reducing exposure to commodity price fluctuations,” continued Grube. “At the end of the second quarter, we had entered into derivative contracts on approximately 15 million barrels of fuels production at an average crack spread of $27.48 per barrel through calendar year 2016. During the second quarter, we realized nearly $11.4 million in derivative gains through our hedging program.”

“In July, we announced our twelfth consecutive quarter of distribution growth, bringing the annualized distribution to $2.74 per unit. We remain committed to continuing to grow our distribution.”

“We continuously evaluate both the private and public markets for potential acquisition targets,” stated Grube. “We believe the execution of both vertical and horizontal growth strategies can increase value for our partners. Our horizontal strategy is designed to continue to add new niche regions and markets, while our vertical strategy is designed to position us closer to both our crude oil suppliers and customers, representing a long-term competitive advantage for the Partnership. With multiple sources of potential financing available to us, we remain opportunistic acquirers of both specialty and fuel products assets.”

Quarterly Distribution

On July 22, 2013, the Partnership declared a quarterly cash distribution of $0.685 per unit ($2.74 on an annualized basis) on all outstanding units, or $52.6 million, for the second quarter 2013. The distribution will be paid on August 14, 2013 to unitholders of record as of the close of business on August 2, 2013. This quarterly distribution represents an increase of 16.1% over the second quarter 2012.
Gross Profit Comparison of Quarters Ended June 30, 2013 and June 30, 2012

Gross profit by segment for the three and six months ended June 30, 2013 and 2012 are as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Dollars in millions except per barrel data)
Specialty products	$68.2	$88.6	$131.4	$155.1
Fuel products	32.8	40.2	104.0	58.0
Total gross profit	$101.0	$128.8	$235.4	$213.1

Specialty products gross profit per barrel	$18.50	$25.39	$18.49	$22.42
Fuel products gross profit per barrel (including hedging activities)	$4.75	$8.36	$7.68	$5.65
Fuel products gross profit per barrel (excluding hedging activities)	$4.52	$18.90	$8.44	$15.02
Specialty Products
Specialty products segment gross profit decreased 23.0%, or $20.4 million, in the second quarter 2013, compared to the second quarter 2012. The quarter over quarter decline was primarily attributable to a reduction in the average selling price per barrel for specialty products, driven primarily by lower lubricating oil and asphalt prices, in addition to lower sales volumes of primarily lubricating oils and asphalt. These reductions were partially offset by the gross profit contribution from our Royal Purple and Montana acquisitions.
Fuel Products
Fuel products segment gross profit decreased 18.4%, or $7.4 million, in the second quarter 2013, compared to the second quarter 2012. The decrease quarter over quarter was primarily attributable to lower production and sales volumes at the Superior refinery resulting from a planned turnaround conducted during the second quarter 2013, less favorable Gulf Coast refined product margins, a narrowing in the discount between WTI crude oil and other feedstocks such as WCS, Bakken light crude oil and Bow River heavy crude oil, as well as higher RINs expense related to compliance with the Renewable Fuels Standard during the second quarter 2013. These reductions were partially offset by the gross profit contribution from our Montana acquisition.

Operations Summary

The following table sets forth unaudited information about Calumet’s operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol, biodiesel and the resale of crude oil in the fuel products segment. The tables include the results of operations at the Missouri facility commencing January 3, 2012, TruSouth facility commencing January 6, 2012, Royal Purple facility commencing July 3, 2012, Montana refinery commencing October 1, 2012 and San Antonio refinery commencing January 2, 2013.

	Three months ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
	(In bpd)			(In bpd)
Total sales volume (1)	116,352	91,198	27.6%	114,083	94,357	20.9%
Total feedstock runs (2)	108,043	90,554	19.3%	109,684	94,761	15.7%
Facility production: (3)
Specialty products:
Lubricating oils	13,642	15,027	(9.2)%	13,327	14,674	(9.2)%
Solvents	9,465	10,166	(6.9)%	9,015	9,637	(6.5)%
Waxes	1,308	1,234	6.0%	1,271	1,255	1.3%
Packaged and synthetic specialty products (4)	2,271	1,299	74.8%	2,111	1,220	73.0%
Fuels	1,086	914	18.8%	925	680	36.0%
Asphalt and other by-products	13,374	13,696	(2.4)%	15,652	14,196	10.3%
Total	41,146	42,336	(2.8)%	42,301	41,662	1.5%
Fuel products:
Gasoline	26,696	20,582	29.7%	28,280	22,742	24.4%
Diesel	24,729	20,176	22.6%	24,287	21,648	12.2%
Jet fuel	5,241	3,469	51.1%	5,019	4,239	18.4%
Heavy fuel oils and other	7,126	3,491	104.1%	7,002	3,356	108.6%
Total	63,792	47,718	33.7%	64,588	51,985	24.2%
Total facility production (3)	104,938	90,054	16.5%	106,889	93,647	14.1%
____________

(1)
Total sales volume includes sales from the production at Calumet’s facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third party customers. Total sales volume includes the sale of purchased fuel product blendstocks such as ethanol and biodiesel as components of finished fuel products in our fuel products segment sales. The increase in total sales volume for three and six months ended June 30, 2013 compared to the same periods in 2012 is due primarily to incremental sales of fuel products, asphalt and packaged and synthetic specialty products resulting from the Royal Purple, Montana and San Antonio acquisitions partially offset by decreased sales of lubricating oils, asphalt and fuel products at the Shreveport and Superior refineries.

(2)
Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at Calumet’s facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The increase in total feedstock runs for three months ended June 30, 2013 compared to the same period in 2012 is due primarily to incremental feedstock runs resulting from the Royal Purple, Montana and San Antonio acquisitions, partially offset by reduced run rates at our Superior refinery due to planned turnaround activity during the second quarter of 2013.

The increase in total feedstock runs for six months ended June 30, 2013 compared to the same period in 2012 is due primarily to incremental feedstock runs resulting from the Royal Purple, Montana and San Antonio acquisitions, partially offset by reduced run rates at our Shreveport refinery during the first quarter of 2013 due to unscheduled downtime associated with various operational reliability issues and planned turnaround activity at the Superior refinery during the second quarter of 2013.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at Calumet’s facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss. The increase in total facility production for the three and six months ended June 30, 2013 compared to the same periods in 2012 is due primarily to incremental production from acquisitions partially offset by lower run rates at the Shreveport and Superior refineries as discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products at our Royal Purple, TruSouth and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and six months ended June 30, 2013 and 2012.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In millions)		(In millions)

Derivative gain (loss) reflected in sales	$10.9	$(64.1)	$3.3	$(130.6)
Derivative gain (loss) reflected in cost of sales	(9.3)	10.9	(13.3)	34.6
Derivative gains (losses) reflected in gross profit	$1.6	$(53.2)	$(10.0)	$(96.0)

Realized gain on derivative instruments	$9.8	$21.2	$1.2	$30.6
Unrealized gain (loss) on derivative instruments	(4.0)	(15.3)	20.5	10.8
Total derivative gain (loss) reflected in the unaudited condensed consolidated statements of operations	$7.4	$(47.3)	$11.7	$(54.6)
Total gain (loss) on derivative settlements	$11.8	$(34.0)	$(9.7)	$(66.0)

Revolving Credit Facility Capacity

On June 30, 2013, Calumet had availability under its revolving credit facility of $495.8 million, based on a $648.1 million borrowing base, $152.3 million in outstanding standby letters of credit and no outstanding borrowings. Calumet believes it will continue to have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products throughout North America. Calumet operates in two primary business segments: Specialty Products and Fuel Products. The Specialty Products segment processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial and automotive products; the Fuel Products segment produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has eleven facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas and eastern Missouri. For more information, please visit http://www.calumetspecialty.com.

Second Quarter 2013 Results Conference Call

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) Wednesday, August 7, 2013 to discuss the financial and operational results for the second quarter 2013. Investors, analysts and members of the media interested in listening to the presentation may call (877) 474-9501 and enter passcode 28606689. A webcast of the earnings call accompanied by presentation slides will be available on the Partnership's website at http://www.calumetspecialty.com.

The telephonic replay is available by calling (888) 286-8010 and entering passcode 71825125. The replay will be available beginning Wednesday, August 7, 2013, at approximately 3:00 p.m. ET (2:00 p.m. CT) until Wednesday, August 14, 2013.

Investor/Media Contact
Noel Ryan
Director, Investor Relations
Calumet Specialty Products Partners, L.P.
Direct: 317-328-5660
noel.ryan@calumetspecialty.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and six months ended June 30, 2013 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the Renewable Fuel Standard, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission (“SEC”), including our 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income and net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors, commercial banks, research analysts and others to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define Adjusted EBITDA for any period as: (1) net income (loss) plus; (2)(a) interest expense; (b) income taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) realized gains under derivative instruments excluded from the determination of net income (loss); (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define Distributable Cash Flow for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 9 3/8% senior notes due May 1, 2019 that were issued in April and September 2011 (the “2019 Notes”) and the indenture governing our 9 5/8% senior notes due August 1, 2020 that were issued in June 2012 (the “2020 Notes”). We are required to report Consolidated Cash Flow to our holders of the 2019 Notes and 2020 Notes and Adjusted EBITDA to the commercial banks under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Distributable Cash Flow is used by us, our investors, commercial banks, research analysts and others to analyze our ability to pay distributions. Please see our filings with the SEC, including our 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, our management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that our management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner.

The tables below represent a reconciliation of both net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit and unit data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Sales	$1,354.2	$1,087.0	$2,672.8	$2,256.6
Cost of sales	1,253.2	958.2	2,437.4	2,043.5
Gross profit	101.0	128.8	235.4	213.1
Operating costs and expenses:
Selling	16.9	7.2	32.8	11.7
General and administrative	19.0	14.8	44.1	28.5
Transportation	33.8	25.0	69.2	52.5
Taxes other than income taxes	3.0	1.9	6.0	3.6
Other	1.0	1.4	1.6	3.3
Operating income	27.3	78.5	81.7	113.5
Other income (expense):
Interest expense	(24.7)	(18.4)	(49.5)	(37.0)
Realized gain on derivative instruments	9.8	21.2	1.2	30.6
Unrealized gain (loss) on derivative instruments	(4.0)	(15.3)	20.5	10.8
Other	(0.4)	—	0.3	0.1
Total other income (expense)	(19.3)	(12.5)	(27.5)	4.5
Net income before income taxes	8.0	66.0	54.2	118.0
Income tax expense	0.2	0.3	0.4	0.4
Net income	$7.8	$65.7	$53.8	$117.6
Allocation of net income:
Net income	$7.8	$65.7	$53.8	$117.6
Less:
General partner’s interest in net income	0.2	1.3	1.1	2.4
General partner’s incentive distribution rights	3.8	1.1	7.0	1.6
Non-vested share based payments	—	0.4	0.2	0.7
Net income available to limited partners	$3.8	$62.9	$45.5	$112.9
Weighted average limited partner units outstanding:
Basic	69,571,855	55,027,786	66,219,729	53,353,760
Diluted	69,769,536	55,074,265	66,411,968	53,379,593
Limited partners’ interest basic net income per unit	$0.05	$1.14	$0.69	$2.12
Limited partners’ interest diluted net income per unit	$0.05	$1.14	$0.68	$2.12
Cash distributions declared per limited partner unit	$0.68	$0.56	$1.33	$1.09

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$163.2	$32.2
Accounts receivable, net	307.2	226.8
Inventories	589.3	553.6
Derivative assets	14.2	3.1
Prepaid expenses and other current assets	19.8	10.3
Deposits	0.7	7.9
Total current assets	1,094.4	833.9
Property, plant and equipment, net	1,108.3	986.9
Investment in unconsolidated affiliate	16.6	1.9
Goodwill	192.7	187.0
Other intangible assets, net	184.4	197.1
Other noncurrent assets, net	87.8	46.2
Total assets	$2,684.2	$2,253.0
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$416.5	$333.4
Accrued interest payable	21.1	23.5
Accrued salaries, wages and benefits	16.2	20.1
Accrued income taxes payable	—	27.6
Other taxes payable	18.1	13.7
Other current liabilities	41.7	8.3
Current portion of long-term debt	0.7	0.8
Derivative liabilities	0.5	48.0
Total current liabilities	514.8	475.4
Pension and postretirement benefit obligations	22.3	24.0
Other long-term liabilities	1.1	1.1
Long-term debt, less current portion	863.4	862.7
Total liabilities	1,401.6	1,363.2
Commitments and contingencies
Partners’ capital:
Partners’ capital	1,270.0	915.3
Accumulated other comprehensive income (loss)	12.6	(25.5)
Total partners’ capital	1,282.6	889.8
Total liabilities and partners’ capital	$2,684.2	$2,253.0

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	For the Six Months Ended
	June 30,
	2013	2012
Operating activities	(Unaudited)
Net income	$53.8	$117.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58.8	39.3
Amortization of turnaround costs	6.0	7.2
Non-cash interest expense	3.5	2.8
Provision for doubtful accounts	0.3	0.3
Unrealized gain on derivative instruments	(20.5)	(10.8)
Non-cash equity based compensation	2.9	1.9
Other non-cash activities	1.7	0.8
Changes in assets and liabilities:
Accounts receivable	(80.7)	(31.8)
Inventories	(18.7)	(4.8)
Prepaid expenses and other current assets	(9.5)	(2.9)
Derivative activity	(0.9)	(0.6)
Turnaround costs	(47.0)	(14.1)
Deposits	7.2	(5.8)
Accounts payable	83.7	(57.9)
Accrued interest payable	(2.4)	(0.2)
Accrued salaries, wages and benefits	(3.4)	(0.7)
Accrued income taxes payable	(27.6)	0.3
Other taxes payable	4.4	1.7
Other liabilities	24.4	2.4
Pension and postretirement benefit obligations	(1.3)	(0.1)
Net cash provided by operating activities	34.7	44.6
Investing activities
Additions to property, plant and equipment	(71.6)	(22.5)
Cash paid for acquisitions, net of cash acquired	(117.8)	(46.4)
Investment in unconsolidated affiliate	(14.7)	—
Change in restricted cash	—	(263.3)
Proceeds from sale of property, plant and equipment	—	1.9
Net cash used in investing activities	(204.1)	(330.3)
Financing activities
Proceeds from borrowings — revolving credit facility	730.2	1,055.2
Repayments of borrowings — revolving credit facility	(730.2)	(1,055.2)
Payments on capital lease obligations	(0.5)	(0.9)
Proceeds from other financing obligations	3.5	—
Proceeds from senior notes offering	—	270.2
Debt issuance costs	—	(7.5)
Proceeds from public offerings of common units, net	392.5	146.6
Contributions from Calumet GP, LLC	8.4	3.1
Units repurchased and taxes paid for phantom unit grants	(7.1)	(2.1)
Distributions to partners	(96.4)	(58.3)
Net cash provided by financing activities	300.4	351.1

Net increase in cash and cash equivalents	131.0	65.4
Cash and cash equivalents at beginning of period	32.2	0.1
Cash and cash equivalents at end of period	$163.2	$65.5

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Reconciliation of Net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)		(Unaudited)
Net income	$7.8	$65.7	$53.8	$117.6
Add:
Interest expense	24.7	18.4	49.5	37.0
Depreciation and amortization	29.5	19.7	58.8	39.3
Income tax expense	0.2	0.3	0.4	0.4
EBITDA	$62.2	$104.1	$162.5	$194.3
Add:
Unrealized (gain) loss on derivatives	4.0	15.3	(20.5)	(10.8)
Realized gain (loss) on derivatives, not included in net income	0.4	(2.0)	(0.9)	(0.6)
Amortization of turnaround costs	3.4	3.6	6.0	7.2
Non-cash equity based compensation	—	1.3	2.9	1.9
Adjusted EBITDA	$70.0	$122.3	$150.0	$192.0
Less:
Replacement capital expenditures (1)	16.3	3.9	32.7	9.2
Cash interest expense (2)	22.9	17.0	46.0	34.3
Turnaround costs	33.1	6.2	47.0	14.1
Income tax expense	0.2	0.3	0.4	0.4
Distributable Cash Flow	$(2.5)	$94.9	$23.9	$134.0

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Six Months Ended June 30,
	2013	2012
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by operating activities:	(Unaudited)
Distributable Cash Flow	$23.9	$134.0
Add:
Replacement capital expenditures (1)	32.7	9.2
Cash interest expense (2)	46.0	34.3
Turnaround costs	47.0	14.1
Income tax expense	0.4	0.4
Adjusted EBITDA	$150.0	$192.0
Less:
Unrealized gain on derivative instruments	(20.5)	(10.8)
Realized loss on derivatives, not included in net income	(0.9)	(0.6)
Amortization of turnaround costs	6.0	7.2
Non-cash equity based compensation	2.9	1.9
EBITDA	$162.5	$194.3
Add:
Unrealized gain on derivative instruments	(20.5)	(10.8)
Cash interest expense (2)	(46.0)	(34.3)
Non-cash equity based compensation	2.9	1.9
Amortization of turnaround costs	6.0	7.2
Income tax expense	(0.4)	(0.4)
Provision for doubtful accounts	0.3	0.3
Changes in assets and liabilities:
Accounts receivable	(80.7)	(31.8)
Inventories	(18.7)	(4.8)
Other current assets	(2.3)	(8.7)
Turnaround costs	(47.0)	(14.1)
Derivative activity	(0.9)	(0.6)
Accounts payable	83.7	(57.9)
Accrued interest payable	(2.4)	(0.2)
Accrued income taxes payable	(27.6)	0.3
Other current liabilities	25.4	3.5
Other, including changes in noncurrent liabilities	0.4	0.7
Net cash provided by operating activities	$34.7	$44.6

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of June 30, 2013

Fuel Products Segment

The following table provides a summary of Calumet’s derivatives and implied crack spreads for its crude oil, diesel, jet and gasoline swaps, as well as Calumet's Canadian heavy crude oil versus NYMEX WTI crude oil basis swaps, as of June 30, 2013 in Calumet's fuels segment.

Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2013	1,794,000	19,500	$29.67
Fourth Quarter 2013	1,472,000	16,000	31.39
Calendar Year 2014	5,841,500	16,004	26.90
Calendar Year 2015	5,329,000	14,600	26.39
Calendar Year 2016	549,000	1,500	26.62
Totals	14,985,500
Average price			$27.48

The following table provides a summary of Calumet’s Canadian heavy crude oil versus NYMEX WTI crude oil basis swaps as of June 30, 2013.

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
Third Quarter 2013	550,000	5,978	$(12.67)
Fourth Quarter 2013	552,000	6,000	(12.82)
Totals	1,102,000
Average differential			$(12.74)

Specialty Products Segment

The following table provides a summary of Calumet’s natural gas swaps as of June 30, 2013.

Natural Gas Swap Contracts by Expiration Dates	MMBtu	$/MMBtu
Fourth Quarter 2013	1,000,000	$4.11
Calendar Year 2014	2,400,000	4.21
Calendar Year 2015	2,400,000	4.36
Calendar Year 2016	2,000,000	4.48
Totals	7,800,000
Average price		$4.31